Exhibit 34.6

KPMG LLP

Two Financial Center

60 South Street

Boston, MA 02111

Report of Independent Registered Public Accounting Firm

Member

Berkeley Point Capital LLC:

We have examined management’s assessment, included in the accompanying Management’s Assessment of Compliance with Applicable Servicing Criteria Pursuant to Item 1122 of Regulation AB (“Management’s Assessment”), that Berkeley Point Capital LLC (“BPC” or “the Company”) complied with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission’s (“SEC”) Regulation AB for commercial mortgage-backed securities transactions for which BPC acted as primary servicer (the “Platform”), except for servicing criteria 1122(d)(1)(iii), 1122(d)(2)(ii), 1122(d)(2)(iii), 1122(d)(3)(i), 1122(d)(3)(ii), 1122(d)(3)(iv), 1122(d)(4)(ii), 1122(d)(4)(vii), and 1122(d)(4)(xv), which the Company has determined are not applicable to the activities it performs with respect to the Platform, as of and for the year ended December 31, 2015. With respect to applicable servicing criteria 1122(d)(4)(i), 1122(d)(4)(iii), 1122(d)(4)(vi), 1122(d)(4)(viii), 1122(d)(4)(xii), and 1122(d)(4)(xiv), the Company has determined that there were no activities performed during the year ended December 31, 2015 with respect to the Platform, because there were no occurrences of events that would require the Company to perform such activities. Appendix A to the Management’s Assessment identifies the primary collateral and securitizations defined by management as constituting the Platform. Management is responsible for the Company’s compliance with the servicing criteria. Our responsibility is to express an opinion on management’s assessment about the Company’s compliance based on our examination.

Our examination was conducted in accordance with the attestation standards of the Public Company Accounting Oversight Board (United States) and the attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the servicing criteria specified above and performing such other procedures as we considered necessary in the circumstances. Our examination included testing selected primary collateral and securitizations that comprise the Platform, testing selected transactions servicing activities related to the Platform, and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the servicing criteria. Furthermore, our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to determine whether errors may have occurred either prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report for the selected transactions or any other transactions. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company’s compliance with the servicing criteria.

As described in the accompanying Management’s Assessment, for servicing criterion 1122(d)(1)(v), 1122(d)(2)(vi), and 1122(d)(2)(vii), BPC has engaged Midland Loan Services, a division of PNC Bank, National Association (“Midland”) to perform the activities required by these servicing criteria. BPC has determined that Midland is not considered a “servicer” as defined in Item 1101(j) of Regulation AB, and

KPMG LLP is a Delaware limited liability partnership,
the U.S. member firm of KPMG International Cooperative
(“KPMG International”), a Swiss entity.

BPC has elected to take responsibility for assessing compliance with the servicing criteria applicable to Midland as permitted by the SEC’s Compliance and Disclosure Interpretation (“C&DI”) 200.06, Vendors Engaged by Servicers (C&DI 200.06) (formerly SEC Regulation AB Manual of Publicly Available Telephone Interpretations, 17.06). As permitted by C&DI 200.06, BPC has assessed that it has policies and procedures in place designed to provide reasonable assurance that Midland’s activities comply in all material respects with the servicing criteria applicable to Midland. BPC is solely responsible for determining that it meets the SEC requirements to apply C&DI 200.06 for Midland and the related servicing criteria as described in Management’s Assessment, and we performed no procedures with respect to BPC’s eligibility to apply C&DI 200.06.

In our opinion, management’s assessment that Berkeley Point Capital LLC complied with the aforementioned servicing criteria as of and for the year ended December 31, 2015 is fairly stated, in all material respects.

Boston, Massachusetts
March 1, 2016